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Weyerhaeuser Reports Second Quarter Results

SEATTLE (July 28, 2017) - Weyerhaeuser Company (NYSE: WY) today reported second quarter earnings from continuing operations of $24 million, or 3 cents per diluted share, on net sales of $1.8 billion. This compares with earnings from continuing operations of $130 million, or 16 cents per diluted share, on net sales of $1.7 billion for the same period last year. Adjusted EBITDA for the second quarter was $506 million compared to $413 million for the second quarter of last year.

Excluding after-tax special items of $188 million, which includes $147 million non-cash impairment for our Uruguay operations and $31 million for product remediation, the company reported net earnings of $212 million, or 28 cents per diluted share for the second quarter. This compares with net earnings from continuing operations before special items of $130 million for the same period last year and $167 million for first quarter of 2017.

"Each of our businesses delivered strong second quarter operating results, leveraging ongoing operational excellence initiatives to capitalize on improving markets," said Doyle R. Simons, president and CEO. "In the quarter, we also announced the pending sale of our Uruguay operations and completed the asset value optimization process for our Western timberlands. Looking forward, we are extremely well positioned to continue to capitalize on the improving housing market, and remain relentlessly focused on driving value for our shareholders through operational improvements and disciplined capital allocation."

WEYERHAEUSER FINANCIAL HIGHLIGHTS

During 2016, Weyerhaeuser sold its Cellulose Fibers businesses. Results for the Cellulose Fibers segment are presented as discontinued operations.

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2017	2017	2016
(millions, except per share data)	1Q	2Q	2Q
Net sales	$1,693	$1,808	$1,655
Earnings from continuing operations	$157	$24	$130
Net earnings attributable to Weyerhaeuser common shareholders	$157	$24	$157
Earnings per diluted share from continuing operations	$0.21	$0.03	$0.16
Net earnings per diluted share	$0.21	$0.03	$0.21

Weighted average shares outstanding, diluted	755	756	748
Net earnings from continuing operations attributable to Weyerhaeuser common shareholders before special items(1)	$167	$212	$130
Net earnings from continuing operations per diluted share attributable to Weyerhaeuser common shareholders before special items	$0.22	$0.28	$0.17

Adjusted EBITDA(2)	$454	$506	$413

(1) First quarter 2017 after-tax special items include charges of $10 million for Plum Creek merger-related costs. Second quarter 2017 after-tax special items include a $147 million non-cash impairment charge for the Uruguay business, $31 million for product remediation and $8 million for countervailing and antidumping duties on Canadian softwood lumber the company sold into the United States and $2 million for Plum Creek merger-related costs. Second quarter 2016 after-tax special items include $4 million of Plum Creek merger related costs and $7 million of legal expense.

(2) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income from continuing operations, adjusted for depreciation, depletion, amortization, basis of real estate sold, unallocated pension service costs and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2017	2Q 2017	Change
Net sales	$688	$632	($56)
Contribution to pre-tax earnings	$148	($12)	($160)
Pre-tax charge for special items	$0	$147	$147
Contribution to pre-tax earnings before special items	$148	$135	($13)
Adjusted EBITDA	$242	$222	($20)

2Q 2017 Performance - In the West, modestly higher average sales realizations for domestic and export logs were more than offset by seasonally higher road spending and forestry costs. In the South, average log sales realizations and volumes were comparable to first quarter. Second quarter results include a $147 million noncash impairment charge related to the pending sale of our Uruguay operations.

3Q 2017 Outlook - Weyerhaeuser expects third quarter earnings before special items and Adjusted EBTIDA will be slightly lower than second quarter. In the West, the company anticipates slightly higher log sales realizations, lower fee harvest volumes, and increased road spending compared to the second quarter. In the South, the company anticipates seasonally higher fee harvest volumes, comparable log sales realizations and increased forestry and silviculture expense.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS (millions)	1Q 2017	2Q 2017	Change
Net sales	$53	$46	($7)
Contribution to pre-tax earnings	$26	$23	($3)
Adjusted EBITDA	$43	$37	($6)
2Q 2017 Performance - Earnings and Adjusted EBITDA decreased as a result of lower Real Estate sales compared to the first quarter. Energy & Natural Resources royalties increased from first quarter levels.
3Q 2017 Outlook - Weyerhaeuser expects earnings and Adjusted EBITDA will be significantly higher than the second quarter. The company anticipates Real Estate sales in the third quarter will be about double second quarter levels. We continue to expect Adjusted EBITDA for the Real Estate, Energy & Natural Resources segment will exceed $250 million for full year 2017.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2017	2Q 2017	Change
Net sales	$1,154	$1,293	$139
Contribution to pre-tax earnings	$172	$177	$5
Pre-tax charge for special items	$0	$61	$61
Contribution to pre-tax earnings before special items	$172	$238	$66
Adjusted EBITDA	$207	$274	$67
2Q 2017 Performance - Average sales realizations increased across all product lines in the second quarter. Sales volumes were higher for lumber and engineered wood products while oriented strand board sales volumes were comparable to the first quarter. Second quarter results include pre-tax special items of $61 million, which are comprised of a $50 million charge for product remediation and $11 million of softwood lumber countervailing and antidumping duties.
3Q 2017 Outlook - Weyerhaeuser anticipates third quarter earnings before special items and Adjusted EBITDA will be comparable to the second quarter. The company expects average sales realizations and sales volumes for lumber will be comparable to the second quarter. For oriented strand board, the company anticipates slightly higher average sales realizations and modestly lower sales volumes.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 28, 2017, to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 28, 2017.

To join the conference call from within North America, dial 877-296-9413 (access code: 43729080) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 43729080). Replays will be available for two weeks at 855-859-2056 (access code: 43729080) from within North America and at 404-537-3406 (access code: 43729080) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following for the third quarter of 2017: earnings and Adjusted EBITDA for each of our business segments; log sale realizations and fee harvest volumes; sales volumes across Wood Products product lines, expected sales realizations and volumes for lumber and oriented strand board; and various logging, forestry and silviculture costs; and real estate sales volumes. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates and restrictions on international trade;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other factors described under “Risk Factors” in our 2016 Annual Report on Form 10-K as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$157
Earnings from discontinued operations, net of income taxes					—
Interest expense, net of capitalized interest					99
Income taxes					24
Net contribution to earnings	$148	$26	$172	$(66)	$280
Equity (earnings) loss from joint ventures	—	—	—	—	—
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	22	22
Interest income and other	—	—	—	(9)	(9)
Operating income (loss)	148	26	172	(53)	293
Depreciation, depletion and amortization	94	3	35	1	133
Basis of real estate sold	—	14	—	—	14
Unallocated pension service costs	—	—	—	2	2
Special items(1)	—	—	—	12	12
Adjusted EBITDA	$242	$43	$207	$(38)	$454

(1)    Pre-tax special items include: $12 million of Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2017 :

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$24
Earnings from discontinued operations, net of income taxes					—
Interest expense, net of capitalized interest					100
Income taxes					34
Net contribution to earnings	$(12)	$23	$177	$(30)	$158
Equity earnings from joint ventures	—	—	—	—	—
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	8	8
Interest income and other	—	—	—	(9)	(9)
Operating income (loss)	(12)	23	177	(31)	157
Depreciation, depletion and amortization	87	4	36	2	129
Basis of real estate sold	—	10	—	—	10
Unallocated pension service costs	—	—	—	—	—
Special items(1)	147	—	61	2	210
Adjusted EBITDA	$222	$37	$274	$(27)	$506

(1)
Pre-tax special items include: $147 million of impairment charges related to our Uruguayan operations; $50 million for product remediation; $11 million of countervailing and antidumping duties; and $2 million of Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$168
Earnings from discontinued operations, net of income taxes					(38)
Interest expense, net of capitalized interest					114
Income taxes					31
Net contribution to earnings	$125	$12	$156	$(18)	$275
Equity earnings from joint ventures	—	—	—	(7)	(7)
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	(10)	(10)
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	125	12	156	(45)	248
Depreciation, depletion and amortization	95	3	33	2	133
Basis of real estate sold	—	13	—	—	13
Unallocated pension service costs	—	—	—	—	—
Special items(1)	—	—	—	19	19
Adjusted EBITDA	$220	$28	$189	$(24)	$413
(1)    Pre-tax special items include: $8 million of Plum Creek merger-related costs and $11 million of legal expense.
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